THERMOGENESIS ANNOUNCES MAJOR STRATEGIC DEVELOPMENT WITH COMPLETION OF NEW DISTRIBUTION AGREEMENT WITH GE HEALTHCARE

(RANCHO CORDOVA, CA), February 4, 2010—ThermoGenesis Corp. (NASDAQ: KOOL), a leading supplier of innovative products for processing and storing adult stem cells, today announced a new enhanced distribution agreement with GE Healthcare, a unit of General Electric Company (NYSE: GE), for its AXP® AutoXpress ™ (AXP) System used in the processing of cord blood.

“This agreement provides evidence that we are successfully executing our growth strategy and solidifies our joint sales and distribution initiatives,” said J. Melville Engle, Chief Executive Officer of ThermoGenesis.

Under the revised distribution contract, which runs through July, 2012, GE Healthcare will continue to distribute the AXP product line, excluding certain countries in Latin and South America, Asia, CIS and Eastern Europe. GE Healthcare will provide incremental funding for marketing support and market research beyond its previous commitments. The new arrangement also provides incentives for both parties related to sales success, product quality and delivery.

“This contract leverages the strengths of GE Healthcare in those geographies where it has the greatest presence and maximizes our joint efforts. GE Healthcare has created a strong foundation for the AXP, and maintaining continuity of the relationship will be of value to existing customers. Additionally, GE Healthcare has AXP evaluations underway at a number of prospective customer sites that we anticipate will come to fruition over the next few months. The fact that ThermoGenesis is a stronger company today has engendered a renewed commitment from GE Healthcare to support the AXP marketing effort,” Engle said.

“This agreement represents a major distribution and commercialization milestone for the Company. It positions us well to accomplish both our near and long-term objectives, beginning with achieving leadership in the adult stem cell processing and storage markets, as well as producing increased product revenues that will drive us to sustained profitability,” noted Engle. “Our sales growth strategy begins with increasing market share with our core products in existing markets, then expanding into new markets and geographies. We continue to pursue new product opportunities in the regenerative medicine arena.”

“Renewing our partnership with ThermoGenesis further demonstrates GE Healthcare’s commitment to technology leadership in cord blood processing as part of our strategic Cell Technologies business. We continue to invest in the growth of this business and the AXP forms an important part of our comprehensive offering to customers working with adult stem cells,” said Konstantin Fiedler, General Manager, Cell Technologies, for GE Healthcare.

The foregoing description of the agreement with GEHC does not purport to be complete and is qualified in its entirety by reference to the complete text of the agreement, which is filed as an exhibit to our Form 8-K filed with the Securities and Exchange Commission.

About ThermoGenesis Corp.

ThermoGenesis Corp. (www.thermogenesis.com) is a leader in developing and manufacturing automated blood processing systems and disposable products that enable the manufacture, preservation and delivery of cell and tissue therapy products. These products include:

•	The BioArchive® System, an automated cryogenic device, is used by cord blood stem cell banks in more than 30 countries for cryopreserving and archiving cord blood stem cell units for transplant.

•	AXP® AutoXpress™ Platform (AXP), a proprietary family of automated devices that includes the AXP and the MXP™ MarrowXpress™ and companion sterile blood processing disposables for harvesting stem cells in closed systems. The AXP device is used for the processing of cord blood. The MXP is used for the preparation of cell concentrates, including stem cells, from bone marrow aspirates in the laboratory setting.

•	The Res-Q™ 60 BMC (Res-Q), a point-of-care system that is designed for the preparation of cell concentrates, including stem cells, from bone marrow aspirates. This product was launched in July 2009.

•	The CryoSeal® FS System, an automated device and companion sterile blood processing disposable, is used to prepare fibrin sealants from plasma in about an hour. The CryoSeal FS System is approved in the U.S. for liver resection surgeries. The CryoSeal FS System has received the CE-Mark which allows sales of the product throughout the European community.

This press release contains forward-looking statements, and such statements involve risks and uncertainties that could cause actual outcomes to differ materially from those contemplated by the forward-looking statements. Several factors, including timing of FDA approvals, changes in customer forecasts, our failure to meet customers’ purchase order and quality requirements, supply shortages, production delays, changes in the markets for customers’ products, introduction timing and acceptance of our new products scheduled for fiscal year 2010, and introduction of competitive products and other factors beyond our control, could result in a materially different revenue or profitability outcome and/or in our failure to achieve the revenue levels we expect for fiscal
2010. A more complete description of these and other risks that could cause actual events to differ from the outcomes predicted by our forward-looking statements is set forth under the caption “Risk
Factors” in our annual report on Form 10-K and other reports we file with the Securities and
Exchange Commission from time to time, and you should consider each of those factors when evaluating the forward-looking statements.

ThermoGenesis Corp.
Web site: http://www.thermogenesis.com
Contact: Investor Relations
+1-916-858-5107, or
ir@thermogenesis.com